electroCore Announces Fourth Quarter and Full Year 2022 Financial Results

Record full year 2022 net sales of $8.6 million increased 58% over $5.5 million for full year 2021

Company to host conference call and webcast today, March 8, 2023 at 4:30pm EST

ROCKAWAY, NJ, March 8, 2023 (GLOBE NEWSWIRE) -- electroCore, Inc. (Nasdaq: ECOR) (the “Company”), a commercial-stage bioelectronic medicine and wellness company, today announced fourth quarter and full year 2022 financial results and provided an operational update.

Fourth Quarter 2022 and Recent Highlights

•	Reported record full year 2022 net sales of $8.6 million, representing an increase of 58% over $5.5 million for full year 2021
•	Fourth quarter net sales of $2.6 million, an increase of 72% over $1.5 million for the fourth quarter of 2021
•	Launched two new brands: TAC-STIMTM under the Air Force BOOST program and TruvagaTM wellness product for stress, anxiety, and sleep
•	Announced distribution agreement with Joerns Healthcare, LLC

Dan Goldberger, Chief Executive Officer of electroCore, commented: “This past year we have made great progress advancing gammaCore and further developing our nVNS technology for various uses. We reported record sales of $8.6 million for the year ended December 31, 2022, representing a 58% increase over the prior year. Additionally, we had a record fourth quarter of $2.6 million in sales. In December 2022, we announced the launch of Truvaga, our direct-to-consumer wellness product for stress, anxiety, and sleep, and in April 2022, we announced the launch of TAC-STIM our Human Performance initiative in collaboration with the Air Force Research Laboratory (AFRL). Looking forward, we are excited about driving awareness to make non-invasive vagus nerve stimulation technology more accessible to people who can benefit.”

Fourth Quarter and Full Year 2022 Financial Results

For the quarter ended December 31, 2022, electroCore reported record net sales of $2.6 million, which represents a 72% rate of growth compared to $1.5 million in the same period of 2021. For the full year of 2022, the Company reported net sales of $8.6 million, which represents a 58% rate of growth as compared to net sales of $5.5 million for the full year of 2021. The increase of $3.1 million is due to an increase in net sales across all major channels, including the U.S. Department of Veteran Affairs, U.S. commercial channel, and sales from outside the U.S., which includes licensing revenue of $139,000.

	Three months ended December 31,	Three months ended December 31,		Year ended December 31,	Year ended December 31,
Channel	2022	2021	% Change	2022	2021	% Change
Department of Veteran Affairs (VA) and Department of Defense (DoD)	$1,627	$859	89%	$5,224	$3,261	60%
United States Commercial	504	271	86%	1,750	679	158%
Outside the United States	384	361	6%	1,479	1,511	-2%
Licensing Revenue	45	—	N/A	139	—	N/A
	$2,560	$1,491	72%	$8,592	$5,451	58%

Gross profit for the fourth quarter of 2022 was $1.9 million as compared to $1.2 million for the fourth quarter of 2021. Gross margin for the fourth quarter of 2022 was 75%, as compared to 80% in the fourth quarter of 2021. Gross profit for the full year of 2022 was $7.0 million compared to $4.1 million for the full year of 2021. Gross margin for the full year of 2022 was 81%, as compared to 75% for the full year of 2021. The fourth quarter of 2022 included a charge of $217,000 to gross profit related to the change in the estimated useful life for certain of the Company's licensed products. Gross margin excluding the change in the estimated useful life charge would have been 84% for the quarter ended December 31, 2022.

Total operating expenses in the fourth quarter of 2022 were $7.8 million as compared to $6.7 million in the fourth quarter of 2021. Total operating expenses for the full year of 2022 were $29.9 million, as compared to $24.1 million for the full year of 2021.

Research and development expense in the fourth quarter of 2022 was $1.6 million, as compared to $742,000 for the same period in 2021. Research and development expenses for the full year of 2022 were $5.5 million, as compared to $2.5 million for the full year of 2021. This increase was primarily due to targeted investments to support the future iterations of our therapy delivery platform, including the use of our intellectual property around the delivery of smart phone-integrated and smart phone-connected non-invasive therapies.

Selling, general and administrative expense in the fourth quarter of 2022 was $6.2 million, as compared to $5.9 million for the same period in 2021. Selling, general and administrative expense for the full year of 2022 was $24.3 million, as compared to $21.6 million for the full year of 2021. This increase is primarily due to targeted investments to support our commercial efforts, particularly around sales and marketing efforts for our cash pay initiatives.

GAAP net loss in the fourth quarter of 2022 was $5.8 million as compared to a GAAP net loss of $4.9 million in the fourth quarter of 2021. GAAP net loss for the full year of 2022 was a loss of $22.2 million, as compared to a GAAP net loss of $17.2 million for the full year of 2021.

Adjusted EBITDA net loss in the fourth quarter of 2022 was a loss of $4.7 million as compared to a loss of $4.4 million in the fourth quarter of 2021. Adjusted EBITDA net loss for the full year of 2022 was a loss of $19.0 million, as compared to an adjusted EBITDA net loss of $15.8 million for the full year of 2021.

The Company defines adjusted EBITDA net loss as GAAP net loss, adjusting to exclude non-operating gains/losses, depreciation and amortization, stock-compensation expense, write-off of right of use operating lease, inventory reserve charges, legal fees associated with stockholders’ litigation, and provision/benefit from income taxes. A reconciliation of GAAP net loss to Non-GAAP adjusted EBITDA net loss has been provided in the financial statement tables included in this press release.

Net cash used in operating activities the quarter ended December 31, 2022, was $4.0 million, as compared to $4.4 million in the fourth quarter of 2021. Net cash used in operating activities for the full year of 2022 was $16.6 million, as compared to net cash used of $13.6 million reported in 2021. This increase is primarily due to the increase in our net loss from operations.

Cash, cash equivalents and restricted cash at December 31, 2022 totaled $18.0 million, as compared to $34.7 million as of December 31, 2021.

Financial Guidance

electroCore today introduced the following preliminary unaudited financial guidance for the first quarter of 2023 and revenue guidance for full-year 2023:

•	The Company expects net revenue for the full year 2023 to be in the range of $14.0 - $15.0 million. The Company believes that its legacy headache channels will again grow by more than 50% to at least $12 million in net revenue for the full year and that net revenue from new products in its Truvaga and TAC-STIM brands could be more than $2 million for the full year.
•	The Company expects net cash usage in the first quarter 2023 to increase as compared to the fourth quarter of 2022, largely due to seasonal factors affecting working capital and increased investment in product evolution.

Webcast and Conference Call Information

electroCore’s management team will host a conference call today, March 8, 2023, beginning at 4:30 pm EST. Investors interested in listening to the conference call or webcast may do so by dialing 877-269-7756 for domestic callers or 201-689-7817 for international callers, using conference ID: 13736452, or click through the following link:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=bHYAWnTU.

An archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.electrocore.com.

About electroCore, Inc.

electroCore, Inc. is a commercial stage bioelectronic medicine and wellness company dedicated to improving health through its non-invasive vagus nerve stimulation (“nVNS”) technology platform. Our focus is the commercialization of medical devices for the management and treatment of certain medical conditions and consumer product offerings utilizing nVNS to promote general wellbeing and human performance in the United States and select overseas markets.

For more information, visit www.electrocore.com.

Forward-Looking Statements

This press release and other written and oral statements made by representatives of electroCore may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about electroCore’s business prospects and clinical and product development plans; its pipeline or potential markets for its technologies; the timing, outcome and impact of regulatory, clinical and commercial developments; business prospects around new and potential products, including those for human performance and wellness, financial guidance for the first quarter of 2023 and revenue guidance for the full-year of 2023, and other statements that are not historical in nature, particularly those that utilize terminology such as "anticipates," "will," "expects," "believes," "intends," and other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, TAC-STIM™, and Truvaga™, the potential impact and effects of COVID-19 on the business of electroCore, electroCore’s results of operations and financial performance, inflation and currency fluctuations, and any measures electroCore has and may take in response to COVID-19 and any expectations electroCore may have with respect thereto, competition in the industry in which electroCore operates and overall economic and market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Investors:

Rich Cockrell

CG Capital

404-736-3838

ecor@cg.capital

electroCore, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
Net sales	$2,560	$1,491	$8,592	$5,451
Cost of goods sold	640	292	1,616	1,385
Gross profit	1,920	1,199	6,976	4,066
Operating expenses
Research and development	1,628	742	5,520	2,536
Selling, general and administrative	6,209	5,929	24,330	21,573
Total operating expenses	7,837	6,671	29,850	24,109
Loss from operations	(5,917)	(5,472)	(22,874)	(20,043)
Other (income) expense
Gain on extinguishment of debt	—	—	—	(1,422)
Gain on termination of joint venture	—	(549)	—	(549)
Interest and other income	(142)	(3)	(287)	(11)
Other expense	1	1	6	8
Total other (income) expense	(141)	(551)	(281)	(1,974)
Loss before income taxes	(5,776)	(4,921)	(22,593)	(18,069)
(Provision) benefit from income taxes	(14)	(26)	431	851
Net loss	$(5,790)	$(4,947)	$(22,162)	$(17,218)
Net loss per share of common stock - Basic and Diluted	$(1.22)	$(1.05)	$(4.69)	$(4.36)
Weighted average number of common shares outstanding - Basic and Diluted	4,744	4,711	4,729	3,945

All common stock share and per share data reflects the reverse stock split effective February 15, 2023.

electroCore, Inc.

Consolidated Balance Sheet Information

(Unaudited)

(in thousands)

	December 31, 2022	December 31, 2021
Cash and cash equivalents	$17,712	$34,689
Restricted cash	$250	$—
Total assets	$24,756	$42,833
Current liabilities	$7,045	$5,485
Total liabilities	$7,670	$6,185
Total equity	$17,086	$36,648

(Unaudited) Use of Non-GAAP Financial Measure

The Company is presenting adjusted EBITDA net loss because it believes this measure is a useful indicator of its operating performance. electroCore management uses this non-GAAP measure principally as a measure of the Company’s core operating performance and believes that this measure is useful to investors because it is frequently used by the financial community, investors, and other interested parties to evaluate companies in the Company’s industry. The Company also believes that this measure is useful to its management and investors as a measure of comparative operating performance from period to period. Additionally, the Company believes its use of non-GAAP adjusted EBITDA net loss from operations facilitates management’s internal comparisons to historical operating results by factoring out potential differences caused by gains and charges not related to its regular, ongoing business, including, without limitation, non-cash charges and certain large and unpredictable charges such as restructuring expenses.

The Company defines adjusted EBITDA net loss as GAAP net loss, adjusting to exclude non-operating gains/losses, depreciation and amortization, stock-compensation expense, write-off of right of use operating lease, inventory reserve charges, legal fees associated with stockholders’ litigation, and provision/benefit from income taxes. A reconciliation of GAAP net loss to Non-GAAP adjusted EBITDA net loss is provided in the financial statement table below.

	Three months ended		Year ended
	December 31,		December 31,
(in thousands)	2022	2021	2022	2021
GAAP net loss	$(5,790)	$(4,947)	$(22,162)	$(17,218)
Depreciation and amortization	148	95	548	382
Stock-based compensation	587	761	2,682	3,302
Inventory reserve charge	217	70	217	70
Gain on extinguishment of debt	—	—	—	(1,422)
Gain on termination of joint venture	—	(549)	—	(549)
Gain on lease settlement	—	(57)	—	(57)
Legal fees associated with stockholders’ litigation	251	187	400	581
Interest and other income / expense	(141)	(2)	(281)	(3)
Provision (benefit) from income taxes	14	26	(431)	(851)
Adjusted EBITDA net loss	$(4,714)	$(4,416)	$(19,027)	$(15,765)

The Company’s use of a non-GAAP measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under GAAP. Some of these limitations are: (i) the non-GAAP measure does not reflect interest or tax payments that may represent a reduction in cash available; (ii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and the non-GAAP measure does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; (iii) the non-GAAP measure does not reflect the potentially dilutive impact of equity-based compensation; and (iv) the non-GAAP measure does not reflect changes in, or cash requirements for working capital needs; other companies, including companies in electroCore’s industry, may calculate adjusted EBITDA net loss differently, effectively reducing its usefulness as a comparative measure.

Because of these and other limitations, you should consider the non-GAAP measure together with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and other GAAP results. A reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss has been provided in the preceding financial statements table of this press release.